Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made as of the 29th day of December, by and between CLINICAL DATA, INC., a Delaware corporation (hereinafter called "Sublandlord"), and TRANSGENOMIC, INC., a Delaware corporation (hereinafter called "Subtenant").

WITNESSETH THAT:

WHEREAS, Sublandlord, as tenant, and Science Park Development Corporation, as landlord (“Landlord”), entered into a lease dated January 12, 2006 (the “Original Lease”), as amended by (i) a letter agreement between Landlord and Sublandlord dated as of April 12, 2009, and (ii) a Lease Extension Agreement (the “Lease Extension Agreement”) between Landlord and Sublandlord dated as of November 30, 2010 (hereinafter, as amended, collectively called the "Lease") of certain premises containing approximately 37,423 rentable square feet (hereinafter called the "Leased Premises"), in Building 5, Winchester Avenue, Science Park, New Haven, Connecticut (hereinafter called the "Building"); and

WHEREAS, Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Leased Premises containing approximately 23,123 rentable square feet consisting of a portion of Floor 2 of the Building, and being shown on the plan attached hereto as Exhibit A (hereinafter called the "Subleased Premises");

NOW, THEREFORE, Sublandlord and Subtenant for good and valuable consideration hereby agree as follows:

ARTICLE I
General Provisions

This Sublease and Subtenant's rights hereunder are in all respects subject and subordinate to the terms of the Lease, a copy of which has been delivered to Subtenant, receipt of which is hereby acknowledged.  Any other provision hereof to the contrary notwithstanding, Subtenant shall have no right to, and Subtenant covenants that it shall not, violate any covenant of the Lease.  Subtenant agrees to be independently bound by and subject to all of the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Sublandlord as tenant to be kept and performed (other than rental obligations and other like terms hereof which would by their nature or by their terms be applicable only to Sublandlord).  Subtenant shall have no rights to expand or contract the Leased Premises and/or Subleased Premises (except for Subtenant’s Right of First Offer contained in Article XIII hereof), or to terminate or extend the Term of the Lease and/or Sublease, nor any other right contained in the Lease.  This Sublease shall terminate upon the termination of the Lease for any reason.  Undefined capitalized terms used herein without definition shall have the meanings attributed to them under the Lease.

ARTICLE II
Demised Premises

Sublandlord, in consideration of the rents herein reserved and of the agreements, covenants and conditions herein contained and expressed on the part of the Subtenant to be kept, performed and observed, hereby demises and lets unto Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises.  The Subleased Premises are leased in an "as-is" condition, without any representations or warranties by Sublandlord regarding the condition or suitability of the Subleased Premises for Subtenant’s use and without any obligations on the part of Sublandlord to construct or prepare the Subleased Premises for Subtenant’s use or occupancy.  Subtenant shall have no right to any Tenant allowance or similar reimbursement under the Lease and any such provision shall not apply to this Sublease.

ARTICLE III
Term

1.           To have and to hold the Subleased Premises unto Subtenant for a term commencing on December 29, 2010 (the “Commencement Date”) and ending on March 31, 2013, unless sooner terminated as herein provided.

2.           Sublandlord and Subtenant each understand and acknowledge that this Sublease is expressly conditioned upon (i) Landlord’s written consent to this Sublease, a copy of said consent being attached hereto as Exhibit B-1, and (ii) written consent from Connecticut Innovations, Inc., a copy of said consent being attached hereto as Exhibit B-2.  Notwithstanding the provisions of Section 15.3C of the Lease, Subtenant shall not be required to assume the obligations and liabilities of Sublandlord under the Lease.

ARTICLE IV
Rent

1.           Commencing as of the Commencement Date, Subtenant covenants and agrees to pay directly to Sublandlord, at such a place as Sublandlord shall from time to time designate in writing, as rent during the term hereof:

A.           Base Rent as follows:

Time Period	Base Rent	Monthly installment
Commencement Date through January 31, 2011	$254,353.00	$21,196.00

February 1, 2011 through March 31, 2013	$485,597.00	$40,466.00

Such Base Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term hereof (and a proportionate part for any part of a month); provided, however, that Subtenant shall not be required to pay Sublandlord Base Rent during any period that Base Rent may be abated pursuant to the provisions of Section 3.1.C of the Lease.

B.           Subtenant’s pro rata share (defined below) of all other sums and money payments to be paid by Sublandlord to Landlord pursuant to the applicable provisions of the Lease (other than Base Rent and payments pursuant to Section 3.3 of the Lease), including, without limitation, prior to the effectiveness of the Lease Extension Agreement, payments on account of any Additional Rent (as defined in the Original Lease), and following the effectiveness of the  Lease Extension Agreement, payments on account of any Additional Rent (as defined in the Lease Extension Agreement) pursuant to the provisions of the Lease, such amounts to be paid to Sublandlord by the date they are due under the Lease.  “Subtenant’s pro rata share” for the purposes of this Sublease shall mean the fraction, the numerator of which is equal to the number of rentable square feet of Subleased Premises (23,123) and the denominator of which is equal to the number of rentable square feet of Leased Premises (37,423).  The parties agree that the Subtenant’s pro rata share is 61.79%.  In addition, Subtenant shall pay, to Sublandlord, Subtenant’s pro rata share of the property insurance carried by Sublandlord on improvements located in the Subleased Premises that were installed by Sublandlord.

C.           Subtenant’s pro rata share of all sums and money payments to be paid by Sublandlord to the City of New Haven or other governmental taxing authority levied against Sublandlord for leasehold improvements.  For the avoidance of doubt, Subtenant shall be solely responsible for and pay within the time provided by law all taxes and assessments imposed on its inventory, furniture, trade fixtures, apparatus, equipment and any other of Subtenant’s personal or other property.

2.           If Sublandlord has made any payments to Landlord on account of a period, part of which occurs after the Commencement Date of this Sublease, Subtenant shall pay to Sublandlord its pro rata share of the portion of such payment attributable to the period after the Commencement Date, and similarly if Subtenant is to make any payments to Sublandlord or Landlord on account of a period, part of which occurs prior to the Commencement Date of this Sublease, such payment shall be reduced by the portion thereof attributable to the period prior to the Commencement Date.

ARTICLE V
Subtenant's Covenants

1.           With respect to the Subleased Premises, Subtenant during the term hereof shall observe, perform or fulfill all of the terms, covenants and conditions of the Lease on Sublandlord/Tenant's part to be observed, performed or fulfilled and shall discharge all of Sublandlord/Tenant's obligations under the Lease, but only to the extent applicable to the Subleased Premises and except for the payment of rent (required by Article IV hereinabove to be paid to Sublandlord).  In the case of any default by Subtenant in the observance, performance, fulfillment or discharge of any such term, covenant, condition or obligation of the Lease, or of any term, covenant, condition or obligation of this Sublease, Sublandlord shall have all the rights against Subtenant as would be available to the Landlord against the Sublandlord as tenant under the Lease.  For the purpose of establishing notice and cure periods for any default of Subtenant under this Sublease, Article 17 of the Lease is hereby incorporated by reference, it being understood that the term “Tenant” in said section shall mean Subtenant and the term “Landlord” shall mean Sublandlord, except that (a) for the purposes of monetary default hereunder, the reference to “ten (10) days” in Section 17.1.A is changed to five (5) days, (b) for the purposes of any default of any other covenant, the reference to “thirty (30) days” in Section 17.1.H is changed to twenty (20) days, and the reference to “sixty (60)” days is changed to fifty (50) days.

2.           Subtenant shall indemnify and hold harmless Sublandlord and Landlord against and from all claims, liabilities and damages which may be imposed upon or incurred by or asserted against Sublandlord by reason of any failure on the part of Subtenant to comply with any of the terms, covenants, conditions or obligations contained in this Sublease or the Lease, on its part to be performed or complied with.

3.           Subtenant agrees to use and occupy the Subleased Premises for general office and laboratory purposes only, subject to the limitations of the Lease.

4.           The only services with respect to the Subleased Premises to which Subtenant is entitled hereunder are those to which Sublandlord as tenant is entitled under the Lease.  It is expressly understood and agreed that Sublandlord does not assume, and shall have no liability for, the obligations, covenants, representations and/or warranties of Landlord under the Lease.  In application of the foregoing, Sublandlord shall have no liability or responsibility for furnishing electricity, heating, air conditioning, cleaning, window washing or any other service to the Building or Subleased Premises, or for any maintenance, repairs or alterations which are the responsibility or obligation of Landlord under the Lease.

5.           With respect to the Subleased Premises and to the extent applicable thereto, Subtenant shall perform and agrees to comply with Sublandlord’s insurance obligations under the Lease (to the extent modified herein).  Notwithstanding the foregoing, Subtenant’s obligation with regard to property insurance shall be limited to Subtenant maintaining all-risk property insurance for Subtenant’s furnishings, fixtures, equipment, effects and property of every kind, nature and description (including but not limited to leasehold improvements made by or on behalf of Subtenant) equal to 100% of the replacement cost value of such property (it being agreed that Sublandlord will be maintaining insurance on leasehold improvements previously installed in the Subleased Premises by Sublandlord, and Subtenant shall reimburse Sublandlord for such insurance pursuant to paragraph 1(B) of Article IV hereof).  Such insurance required of Subtenant shall include a waiver of subrogation in favor of Sublandlord and Landlord pursuant to Section 25.3 of the Lease.  Any liability policies which Subtenant is required to maintain as an obligation of Sublandlord under the Lease shall name both Landlord under the Lease and Sublandlord hereunder as additional insureds.  All insurance required to be maintained by Subtenant under this Sublease shall be maintained with insurance companies that have an A.M. Best rating of A VIII or higher, and all required insurance shall not be reduced or canceled without thirty (30) days written notice to Sublandlord.  Subtenant shall furnish to Sublandlord and Landlord a certificate of insurance which must evidence the required coverages and disclose any applicable deductibles and self-insured retentions prior to the Commencement Date, and thereafter on an annual basis throughout the term of this Sublease, and more frequently if reasonably requested by Sublandlord and/or Landlord.  Any deductibles and self-insured retentions must be reasonable and are subject to Sublandlord’s and Landlord’s prior approval.

6.           Subtenant shall make no alterations, additions or improvements (collectively “Alterations”) to the Subleased Premises without the prior written approval of the Landlord required under the provisions of Article 6 of the Lease, and the prior written consent of Sublandlord, which consent of Sublandlord shall not be unreasonably withheld.  At the expiration or earlier termination of this Sublease, Subtenant shall surrender the Subleased Premises free of any lien or encumbrance made or suffered by Subtenant, and Subtenant shall remove such Alterations made by or on behalf of Subtenant as Sublandlord may request, repair any damage cause by such removal, and restore the Subleased Premises to substantially the condition it was delivered to Subtenant in, reasonable wear and tear and damage by casualty excepted.  The Subleased Premises shall otherwise be surrendered “broom clean” and in good condition and repair, the effects of reasonable wear and tear, fire and other casualty, and public taking excepted, and otherwise in accordance with the requirements of the Lease, including but not limited to Article 31 thereof.

7.           Subtenant acknowledges that electricity will be furnished to the Subleased Premises by the utility company and will be separately metered.  Subtenant shall pay, as additional rent in equal monthly installments in advance on the first day of each and every calendar month during the term hereof (and a proportionate part for any part of a month), Subtenant’s pro rata share of the electricity charges payable by Sublandlord.

8.           All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Subtenant and of all persons claiming by, through or under Subtenant which, during the continuance of this Sublease or any occupancy of the Subleased Premises by Subtenant or anyone claiming under Subtenant, may be on the Subleased Premises, shall be at the sole risk and hazard of Subtenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Sublandlord.

ARTICLE VI
Fire and Casualty

In the event of a fire or casualty that does not result in termination of the Lease by the Landlord, Subtenant shall have the same rights hereunder as Sublandlord as tenant under Article 13 of the Lease with respect to termination and rent abatement.

ARTICLE VII
Sublandlord's Covenants and Representations

A.           Sublandlord represents that the Lease is presently in full force and effect and has not been modified except as set forth in this Sublease; Sublandlord as tenant has received no notice of any default on its part thereunder; and Sublandlord's monetary obligations as tenant under the Lease have been paid to the date hereof; and the term of the Lease is currently scheduled to expire on March 31, 2013.  There are no other representations, oral or written, that have been made by Sublandlord.  In no event shall any representations of Landlord under the Lease be deemed incorporated herein.

B.           Sublandlord covenants and agrees, provided that this Sublease is in full force and effect and Subtenant is not in default hereunder:

1.           To pay Base Rent (as defined in the Lease) directly to Landlord at the times and in the manner provided in the Lease, and to otherwise perform all obligations of Sublandlord as tenant under the Lease with regard to the portion of the Leased Premises outside of the Subleased Premises.

2.           To give Subtenant prompt written notice of all notices, demands or requests from Landlord which are related to Subtenant’s use or occupancy of the Subleased Premises or its rights and obligations under this Sublease.

3.           If Landlord shall default in any of its obligations to Sublandlord with respect to the Subleased Premises, Sublandlord shall cooperate with Subtenant and use reasonable efforts to enforce Sublandlord’s rights against Landlord, all at Subtenant’s sole cost and expense.

4.           That Sublandlord shall not, without Subtenant’s consent, agree to any termination, surrender, cancellation, modification or amendment to the Lease that would have a material adverse effect upon Subtenant’s rights or increase Subtenant’s obligations under this Sublease, provided that Sublandlord shall have no obligation to exercise any Extension Option or rights to Expansion Space.

5.           That Subtenant shall quietly enjoy the Subleased Premises subject to (a) the terms, covenants and conditions of this Sublease and the Lease, (b) any mortgages now or hereafter affecting the Leased Premises, and (c) all renewals, modifications, consolidations, replacements and extensions thereof, to which this Sublease is subject and subordinate.  Notwithstanding the foregoing, in the event Subtenant is denied use or enjoyment of any portion of the Subleased Premises by reason of (i) Subtenant’s default of this Sublease or (ii) any action or omission of Subtenant or its agents, employees or licensees with respect to the Subleased Premises, then Sublandlord shall not be deemed to have breached this covenant of quiet enjoyment.

6.           Without guaranteeing the availability of space, Sublandlord shall request that Landlord provide Subtenant with a listing in the Building lobby directory, at no expense to Subtenant.  To the extent provided for in the Lease, Subtenant shall have the right to install signage on the walls of the elevator lobbies of the Subleased Premises and on entrance doors to the Subleased Premises, such signage subject to the consent of Landlord and Sublandlord, which consent on the part of Sublandlord shall not be unreasonably withheld.

ARTICLE VIII
Assignment or Subletting

Subtenant may not assign it rights hereunder or further sublet the Subleased Premises without the express written consent of Landlord and Sublandlord, which consent on the part of Sublandlord shall not be unreasonably withheld, it being agreed that in addition to such consents any such sub-sublease or assignment shall be subject to the restrictions contained in the Lease, including but not limited to those in Article 15 thereof.

ARTICLE IX
Notices

All notices required or permitted hereunder shall be in writing and addressed, if to Sublandlord, to Clinical Data, Inc., One Gateway Center, Suite 702, Newton, MA, Attn:  Chief Legal Officer, or such other address as Sublandlord shall have last designated by notice in writing to Subtenant, and if to Subtenant, to the Subleased Premises, or such other address as Subtenant shall have last designated by notice in writing to Sublandlord.  Any notice shall be deemed delivered (a) three (3) days after being mailed to such address, postage prepaid, by registered or certified mail, return receipt requested, (b) one (1) day after being sent to such address via a nationally recognized overnight courier that routinely issues delivery receipts, (c) when delivered by hand, or (d) upon the recipient’s refusal to accept any notice served pursuant to (a), (b) or (c) above.

ARTICLE X
Binding Effect

It is further covenanted and agreed by and between the parties hereto that all the covenants, agreements and undertakings in this Sublease contained shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto, the same as if they were in every case named and expressed, but nothing herein shall be construed as a consent by Sublandlord to any assignment or subletting by Subtenant of any interest of Subtenant in this Sublease.  It is the intention of the parties hereto that the obligations of Subtenant hereunder shall be separate and independent covenants and agreements, that the Base Rent, additional rent and all other sums payable by Subtenant to Sublandlord shall continue to be payable in all events and that the obligations of Subtenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Sublease.

ARTICLE XI
Brokerage

Sublandlord and Subtenant each represent that it has not had any dealings with any broker in connection with the execution of this Sublease, and each party hereto agrees to indemnify and hold harmless the other from and against any and all claims made in connection with this Sublease by any broker that is predicated upon dealings with the indemnifying party.

ARTICLE XII
Parking

Sublandlord has certain parking rights pursuant to and governed by the Lease.  Subject to those rights, Sublandlord hereby agrees that Subtenant shall be permitted to use up to 56 of the unreserved parking spaces allotted to Sublandlord pursuant to the Lease, upon the terms and conditions that such spaces are made available to Sublandlord under the Lease.

ARTICLE XIII
Right of First Offer

Subject to the terms of the Lease, Subtenant shall have a right of first offer to sublease any additional portion of the Leased Premises that Sublandlord is seeking to sublease (the “RFO Space”).  If any RFO Space becomes so available to sublease during the term of this Sublease, then prior to marketing such space, Sublandlord shall first notify Tenant of the opportunity to sublease such RFO Space, on the condition (i) that the initial Subtenant named herein occupies the entire Subleased Premises and, (ii) that Subtenant is not in default of its obligations under this Sublease at the time such RFO Space becomes available, and has not previously been in default beyond the expiration of any applicable grace period under this Sublease.  Within five (5) days after Sublandlord’s notification, Subtenant shall indicate to Sublandlord whether it is interested in the possibility of subleasing such RFO Space.  If Tenant timely so indicates interest in the offered space, Sublandlord shall, within five (5) days thereafter, notify Subtenant in writing of the terms on which Sublandlord intends to offer to sublease the RFO Space. The offering terms shall be upon the same terms and conditions as Sublandlord would offer to the general market.  Subtenant shall have twenty (20) days after the date of Sublandlord’s written offer to accept or reject such offer.  If Subtenant timely accepts any such offer and the condition precedent shall have been satisfied, and provided that Landlord consents to such sublease, then, except for Landlord’s consent to such sublease, no further documentation shall be necessary to effect the demise of the RFO Space.  However, Sublandlord and Subtenant shall execute an amendment to this Sublease modifying the Base Rent and Subtenant’s pro rata share and making such other changes to this Sublease as are necessary to account for the inclusion of the RFO Space.  If Subtenant fails to timely accept, or rejects such offer, or if the condition precedent is not satisfied, Sublandlord will then be free to offer the RFO Space to the general market and Subtenant shall have no further rights under this Article XII.  Time is of the essence of this Article XII.

ARTICLE XIV
Options to Extend Term

Sublandlord shall notify Subtenant whether it intends to exercise any Extension Option seven (7) months prior to the expiration of the Term and, if Sublandlord does exercise such Extension Option, Subtenant shall have twenty (20) days to elect to extend this Sublease for a corresponding Term.  In any event, Subtenant agrees to notify Sublandlord of its desire to extend the term of this Sublease on or before six (6) months prior to the expiration of the Term to allow Sublandlord to comply with the time periods set forth in the Lease.  Accordingly, upon any such extension by Sublandlord following Subtenant’s notice to Sublandlord of its desire to extend the term, this Sublease shall automatically extend on the same terms and conditions contained herein.

ARTICLE XV
Confidentiality

Sublandlord and Subtenant will maintain the confidentiality of this Sublease and will not divulge the economic or other terms of this Sublease, whether verbally or in writing, to any person, other than (a) Landlord, (b) Sublandlord’s and Subtenant’s officers, directors, partners or shareholders, (c) Sublandlord’s and Subtenant’s attorneys, brokers, accountants and other professional consultants, (d) any governmental agencies, or (e) pursuant to subpoena or other legal process.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease Agreement to be executed by their respective officers hereunto duly authorized and their respective seals affixed as of the date first above written.

SUBLANDLORD:

CLINICAL DATA, INC.

By:	/s/ Caesar J. Belbel
Print Name:	Caesar J. Belbel
Print Title:	Executive Vice President, Chief Legal
Officer and Secretary

SUBTENANT:

TRANSGENOMIC, INC.

By:	/s/ Craig J. Tuttle
Print Name:	Craig J. Tuttle
Print Title:	President and Chief Executive Officer

[Signature Page to Sublease Agreement]